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                    December 9, 2020

       James P. Lynch
       Chief Financial Officer
       SJW Group
       110 West Taylor Street
       San Jose, California 95110

                                                        Re: SJW Group
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-08966

       Dear Mr. Lynch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation